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                                                                    EXHIBIT 99.1

[PRINCETON REVIEW GRAPHIC]

                                                        Contacts:
                                                        Harriet Brand
                                                        The Princeton Review
                                                        (212) 874-8282 ext. 1091

                                                        Robin Raskin
                                                        The Princeton Review
                                                        (212) 874-8282 ext. 1647



FOR IMMEDIATE RELEASE



             The Princeton Review Reports First Quarter 2003 Results


New York, NY, May 7, 2003--The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and college admissions services, today announced first quarter financial results for the period ended March 31, 2003.

First Quarter Financial Highlights

o Revenues for the first quarter increased 11.8% to $21.7 million versus $19.4 million in the first quarter of 2002. The Company's steady growth in Test Prep and significant performance in K-12 Services more than compensated for reduced revenues in Admissions Services.

o In line with its prior guidance, the Company reported a net loss of ($1.2) million, or ($0.04) per share, as compared to a net loss in the first quarter of 2002 of ($2.3) million, or ($0.08) per share.

"We're maintaining steady growth in Test Prep while rapidly increasing revenue and contributions from our K-12 Division," said John Katzman, Chief Executive Officer of The Princeton Review. "We are now breakeven on a trailing 12-month basis and expect to be profitable going forward; together, our three divisions will utilize all media - print, web, and live instruction - to reach the K-12 and post-secondary marketplace at critical junctures in students' educational careers."




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Test Prep

The Company is pleased with its continued growth and margin improvements in Test Prep. Test Prep revenues in the 2003 first quarter increased 8% to $16.0 million compared to $14.8 million reported a year ago. This growth was primarily due to a 7% enrollment increase.

Admissions Services

The Company's investment in Admissions Services is beginning to turn the corner. Though Admissions Services revenues declined, that decline was primarily due to non-renewals last year with a number of its existing Embark customers. Led by Young Shin, and with a refocused strategy, the Company's post-secondary school customer base is now increasing again and bookings are double those of a year earlier. Revenues for the 2003 first quarter were $2.7 million versus $3.2 million last year. While recognized revenues will remain soft in the second quarter, the Company expects this division to show modest growth for the year.

K-12 Services

K-12 Services continues to show momentum despite issues in state budgeting. Revenues increased 119% in the first quarter to $3.0 million compared to $1.4 million reported in the 2002 first quarter. The increase can be, in part, attributed to the Company's unique ability to customize and individualize materials and services to schools that are both pedagogically and cost effective. In addition to adding new schools, the Company established deeper and broader programs with existing and new schools and districts. For example, during the last four quarters, average school-based revenues per contract exceeded $25,000, more than triple from the under $8,000 per contract in 2001. As states push towards greater accountability and begin the implementation phase of No Child Left Behind, the Company expects demand for its supplemental services, professional development and curricula materials to continue at a strong pace throughout the year.

Presentation of Financial Information

During the first quarter of 2003, the Company modified its reporting of operating results. Beginning January 1, 2003, each division now recognizes related revenues (and related expenses) from royalties and fees paid by publishers for its books and software. For example, revenue and expenses from test preparation related books and software are reported in the Test Preparation Services Division. Previously, all revenues and expenses related to authoring books and software (other than work under the Company's contract with McGraw-Hill) were reported in the results of the Admissions Services Division. Prior period results have been restated to reflect the reclassification of the operating results for the related books and software into their respective divisions. Although this reclassification did not cause overall operating results to change, the results of each division have been restated to reflect this reclassification.





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Business Outlook

For the second quarter of 2003, the Company expects EPS in the range of $0.01 to $0.03, and revenues in the range of $23 million to $24 million. In line with its previous guidance for the full-year 2003, the Company expects revenues of between $105 million and $110 million, and EPS in the range of $0.18 to $0.22, but anticipates coming in at the lower end of these ranges. Additionally, the Company expects all three divisions to be profitable by the fourth quarter of 2003.

The Princeton Review will review its first quarter 2003 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Time today. To participate on the live call, investors should dial 913-981-5519 approximately ten minutes prior to the start time. In addition, the call will be available via live web cast over the Internet. To access the live web cast of the conference call, please go to http://ir.princetonreview.com/redesign/medialist.cfm 15 minutes prior to the start time of the call to register. An archived web cast will be available on the Company's Web site. Additionally, a replay of the call can be accessed by dialing 719-457-0820, passcode 712459, through May 9, 2003.

About The Princeton Review (www.PrincetonReview.com)
Founded in 1981 and headquartered in New York City, The Princeton Review (Nasdaq: REVU) helps students and schools successfully handle standardized tests and university admissions. The Test Preparation Services Division offers classroom, online and print-based standardized test preparation assistance. The Company's Admissions Services Division helps students find the right universities and universities recruit the right students. Finally, our K-12 Services Division helps K-12 schools measurably improve their students' academic skills.

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "believe", "intend," "expect", "may", "could", "would", "will", "should", "plan", "project", "contemplate", "anticipate", or similar statements. Because these statements reflect The Princeton Review's current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for its products and services, its ability to compete effectively, its ability to increase revenue from its newer products and services and the other factors described under the caption "Risk Factors" in The Princeton Review's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

                              - Tables to Follow -




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                THE PRINCETON REVIEW, INC AND SUBSIDIARIES
                   (in thousands, except per share data)
                   Consolidated Statements of Operations


                                                               Three Months Ended March 31,
                                                                   2003        2002
                                                                 --------     --------
                                                                    (unaudited)
Revenue
Test Preparation Services                                        $ 16,030     $ 14,826
Admissions Services                                                 2,674        3,206
K-12 Services                                                       2,990        1,365
                                                                 --------     --------
Total revenue                                                      21,694       19,397
                                                                 --------     --------
Cost of revenue
Test Preparation Services                                           4,470        4,580
Admissions Services                                                   908          660
K-12 Services                                                       1,242          394
                                                                 --------     --------
Total cost of revenue                                               6,620        5,634
                                                                 --------     --------

Gross profit                                                       15,074       13,763
                                                                 --------     --------

Operating expenses                                                 17,051       17,616
                                                                 --------     --------
Loss from operations                                               (1,977)      (3,853)
                                                                 --------     --------

Interest expense                                                     (144)        (152)
Other income                                                           47          257
                                                                 --------     --------
Loss before benefit for income taxes                               (2,074)      (3,748)
Benefit for income taxes                                              871        1,494
                                                                 --------     --------
Net loss                                                         $ (1,203)    $ (2,254)
                                                                 ========     ========

Net loss per share -  basic and diluted                          $  (0.04)    $  (0.08)
                                                                 ========     ========

Weighted average shares used in computing net loss per share       27,272       27,187
                                                                 ========     ========


                               Balance Sheet Data



                                                              March 31, 2003      December 31, 2002
                                                              --------------      -----------------
                                                               (unaudited)
Cash and cash equivalents                                         $ 9,926                 $ 11,963
Total assets                                                      110,175                  112,116
Long term debt                                                      4,995                    5,656
Stockholders' equity                                               78,193                   79,298
